Exhibit 99

CONTACT:	REGIS CORPORATION:
Mark Fosland – Vice President, Finance (952) 806-1707
Alex Forliti – Director, Finance—Investor Relations
(952) 806-1767

For Immediate Release

REGIS ELECTS STEPHEN E. WATSON TO BOARD OF DIRECTORS

MINNEAPOLIS, April 24, 2008 – Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, today announced the election of Mr. Stephen E. Watson to its board of directors on April 24, 2008.  A seasoned expert in the retail industry, Mr. Watson brings thirty years of experience as a leader of such premier retailers as Dayton Hudson Corporation and Gander Mountain Company, in addition to his current experience as a director of Eddie Bauer Holdings, Inc. and Kohl’s Corporation.

“We are delighted to welcome Steve Watson to our board of directors,” said Paul D. Finkelstein, Chairman and Chief Executive Officer.  “As we continue to grow the Company, Steve’s significant expertise in retail operations will be a tremendous asset to the Company and the board.”

Mr. Watson served as President and Chief Executive Officer of Gander Mountain Company from 1997 until his retirement in 2002.  From 1973 until his retirement in 1996, Mr. Watson held various executive officer positions with Dayton Hudson Corporation, including Chairman and Chief Executive Officer of Dayton Hudson Department Stores Co. and President of Dayton Hudson Corporation.  He received his Bachelor of Arts degree from Williams College in 1967 and his MBA from Harvard Business School in 1973.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of March 31, 2008, the Company owned, franchised or held ownership interests in over 13,400 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Vidal Sassoon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Trade Secret, PureBeauty, BeautyFirst and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group, Inc. and various other salon concepts such as Cool Cuts 4 Kids, and the Beauty Takashi and Beauty Plaza concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. Regis also maintains a 49 percent ownership interest in Intelligent Nutrients, a partnership that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s most recent financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

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